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                                                                     EXHIBIT 9.2

                             TERMINATION AGREEMENT
                             ---------------------

     This Termination Agreement is entered into as of March 6, 2002 ("the Agreement") by and between Robert S. Berg and Steven M. Wemple.

                                R E C I T A L S

     1. In 1996, Robert S.Berg, Steven M. Wemple, George Carter, James S. Byrd and Norman Kaufman entered into a Shareholders' Voting Agreement ("the Shareholders Agreement").

     2. The Shareholders Agreement related to the governance of Sobic's Subs, Inc. (now known as Interfoods of America, Inc. and referred to herein as the "Company") and the transfer by the parties to the Shareholders Agreement of their shares of common stock of the Company.

     3. Subsequent to the date of the execution of the Shareholders Agreement, James S. Byrd, Norman Kaufman and George Carter sold all of their shares of common stock of the Company.

     4. Robert S. Berg and Steven M. Wemple are the only remaining parties to the Shareholders Agreement and desire to terminate the Shareholders Agreement.

     NOW, THEREFORE, in consideration of the premises, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     James S. Byrd, Norman Kaufman and George Carter sold and transferred all of their shares of common stock in the Company subsequent to the date of the execution of the Shareholders Agreement. As a result of the transfers of their shares of common stock of the Company, Messrs. Byrd, Kaufman, and Carter are no longer parties to or bound by the Shareholders Agreement.

     Robert S. Berg and Steven M. Wemple, the only remaining parties to the Shareholders Agreement, hereby terminate the Shareholders Agreement as of the date first written above.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                    /s/ Robert S. Berg
                                    ---------------------------------
                                    ROBERT S. BERG


                                    /s/ Steven M. Wemple
                                    ---------------------------------
                                    STEPHEN M. WEMPLE